SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GARDEN FRESH RESTAURANT CORP.

(Name of Registrant as Specified in Its Charter)

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Notes:

January 30, 2003

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on March 7, 2003 at 9:00 a.m. local time, at the Garden Fresh Restaurant Corp. office located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign, and return the enclosed Proxy in the postage-prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed Proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and voting upon, the matters before our stockholders are important.

A copy of the Company’s 2002 Annual Report is also enclosed.

The Board of Directors and Management look forward to seeing you at the Annual Meeting.

Very truly yours,

Michael P. Mack
Chairman of the Board
Chief Executive Officer and President

GARDEN FRESH RESTAURANT CORP.
15822 Bernardo Center Drive, Suite A
San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 7, 2003

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of Garden Fresh Restaurant Corp., a Delaware corporation (the “Company”), which will be held on March 7, 2003 at 9:00 a.m., local time, at the Garden Fresh Restaurant Corp. office located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600 for the following purposes:

1.	To elect two (2) Class A Directors to hold office for a three-year term and until their successors are duly elected and qualified. Management’s nominees are Michael P. Mack and David Nierenberg.

2.	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending September 30, 2003.

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on January 10, 2003 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By order of the Board of Directors,

DAVID W. QUALLS
Chief Financial Officer and Secretary

San Diego, California
January 30, 2003

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-prepaid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GARDEN FRESH RESTAURANT CORP.
15822 Bernardo Center Drive, Suite A
San Diego, CA 92127
(858) 675-1600

The accompanying proxy is solicited by the Board of Directors of Garden Fresh Restaurant Corp., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held March 7, 2003 or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is January 30, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report.

An annual report for the fiscal year ended September 30, 2002 is enclosed with this Proxy Statement.

Voting Securities.

Only stockholders of record as of the close of business January 10, 2003, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 5,783,101shares of Common Stock of the Company (“Common Stock”), par value $.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company’s By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and shares held by brokers that are present but not voted, because the brokers are prohibited from exercising discretionary authority (i.e., “broker non-votes”), will be counted as present for purposes of determining whether a quorum is present.

Solicitation of Proxies.

The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company may determine to use a proxy solicitor, and if it does, it would pay a fee, which it reasonably expects would not exceed $5,000.

Voting of Proxies.

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly-executed proxy with a later date, or by attending the meeting and voting in person.

Stock Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of September 30, 2002, with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company; (ii) each director and director-nominee of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner(2)	Number	Percent(3)

Five Percent Owners (in alphabetical order):

The D3 Family Fund, LP	860,200	15.0%
19605 NE 8th Street
Camas, WA 98607

Dimensional Fund Advisors(4)	378,200	6.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

T. Rowe Price Associates(5)	528,700	9.2%
100 E. Pratt Street
Baltimore, MD 21202

Directors (in alphabetical order):

Edgar F. Berner(6)	46,720	*
Robert A. Gunst(6)	47,420	*
Michael M. Minchin, Jr.(7)	101,420	1.8%
David Nierenberg(8)	983,375	17.2%
John M. Robbins, Jr.(6)	45,920	*

Executive Officers (in alphabetical order with CEO/President listed first):

Michael P. Mack(9)	376,428	6.6%
Walter J. Carucci(10)	2,085	*
Lloyd J. Fritzmeier(11)	1,667	*
Kenneth J. Keane(12)	27,615	*
R. Gregory Keller(13)	130,162	2.3%
David W. Qualls(14)	96,169	1.7%
All directors and executive officers as a group (11 persons)(15)	1,858,981	32.4%

*	Less than one percent.
(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 15822 Bernardo Center Drive, Suite A, San Diego, California 92127.
(3)	Calculated on the basis of 5,732,822 shares of Common Stock outstanding.

(4)
Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 378,200 shares of Garden Fresh Restaurant Corp. stock as of September 30, 2002. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(5)
T. Rowe Price Associates (“Price Associates”) has sole dispositive power for the entire holding of 528,700 shares and has sole voting power for 58,900 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc., which owns 451,300 shares representing 7.8% of the shares outstanding. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Includes 49,920 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(7)	Includes 99,920 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(8)
President of Nierenberg Investment Management Company, the General Partner of The D3 Family Fund, LP. In addition, Mr. Nierenberg has voting and investment power over the shares held by the following individuals and entities: The Nierenberg Family 1993 Trust (59,975); Haredale Limited (34,100); James Henry Hildebrandt (4,900); The David and Patricia Nierenberg 1993 Irrevocable Trust (6,200); Toxford Corporation (2,700); and Florence Cies (5,300). Includes 10,000 shares issuable upon exercise of stock option, exercisable within 60 days of September 30, 2002.

(9)	Includes 253,205 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(10)	Includes 3,475 shares issuable upon exercise of stock option, exercisable within 60 days of September 30, 2002.
(11)	Includes 5,001 shares issuable upon exercise of stock option, exercisable within 60 days of September 30, 2002.
(12)	Includes 28,443 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(13)	Includes 130,938 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(14)	Includes 92,765 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.
(15)	Includes 773,497 shares issuable upon exercise of stock options, exercisable within 60 days of September 30, 2002.

ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of two Class A directors (Michael P. Mack and David Nierenberg), two Class B directors (Edgar F. Berner and John M. Robbins, Jr.), and two Class C directors (Michael M. Minchin, Jr. and Robert A. Gunst) who will serve until the Annual Meetings of Stockholders to be held in 2003, 2005 and 2004, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire at such annual meeting.

Management’s nominees for election at the Annual Meeting of Stockholders to fill the Class A positions on the Board of Directors are Michael P. Mack and David Nierenberg. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Stockholders in 2006, and until their successors are elected and qualified. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election

(although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

If a quorum is present and voting, the two nominees for Class A directors receiving the highest number of votes will be elected as Class A directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The table below sets forth the current directors, including the Class A nominees to be elected at this meeting and certain information, as of September 30, 2002, with respect to age and background:

Name	Age	Positions With The Company	Director Since
Class A directors whose terms expire at The 2003 Annual Meeting of Stockholders:

Michael P. Mack	51	Chairman of the Board of Directors, Chief Executive Officer and President	1984
David Nierenberg	49	Director	2001

Class B directors whose terms expire at The 2005 Annual Meeting of Stockholders:

Edgar F. Berner	71	Director	1996
John M. Robbins, Jr.	55	Director	1996

Class C directors whose terms expire at The 2004 Annual Meeting of Stockholders:

Robert A. Gunst	54	Director	1996
Michael M. Minchin, Jr.	76	Director	1993

Class A Directors (term expires 2003):

Michael P. Mack co-founded the Company in 1983 and was the President and Chief Operating Officer from the Company’s inception until April 1991 and the Chief Executive Officer from September 1990 to April 1991. Mr. Mack assumed the role of Chairman of the Board of Directors in December 1997. Mr. Mack has been a director of the Company since 1984. Since February 1994, Mr. Mack has been the Company’s President and Chief Executive Officer. From April 1991 to February 1994, Mr. Mack served as the President of MPM Management, Inc., a consulting firm. Prior to joining the Company, from 1977 to 1983, Mr. Mack worked for Bain & Company, a management consulting firm, where he specialized in the development and implementation of business strategies. Mr. Mack received a Bachelor of Arts Degree from Brown University and a Master’s Degree in Business Administration from Harvard University.

David Nierenberg joined the Company’s Board of Directors in 2001. Mr. Nierenberg currently serves as President of Nierenberg Investment Management Company. Since 1996 his firm has managed The D3 Family Fund, LP, a private investment partnership based in Camas, Washington, that seeks long term capital gain through investments in undervalued micro-cap domestic public companies. Prior to forming Nierenberg Investment Management, he was a general partner at Trinity Ventures, Ltd., in Menlo Park, California, from 1986 to 1995 where he specialized in turnarounds and financial service and healthcare companies. Previously, he was a senior vice president at General Electric Venture Capital Corp., also based in Menlo Park. He began his career at Bain & Company, an international management consulting firm, from 1978 to 1985, where he was a partner managing strategy, acquisition and cost reduction projects. Mr. Nierenberg is a member of the Massachusetts State Bar. He serves on the Board of Directors of several public and private corporations and civic and charitable organizations, including Southwest Washington Medical Center, Mexican Restaurants, Inc. (CASA) and Natus Medical Inc. (BABY). Mr. Nierenberg received his Juris Doctorate from Yale Law School and his Bachelor of Arts degree from Yale College where he was elected to Phi Beta Kappa.

Class B Directors (term expires 2005):

Edgar F. Berner joined the Company’s Board of Directors in 1996. Mr. Berner is a private investor and is the former Chairman (from 1991 to 1996) and CEO (from 1991 to 1998) of Sweet Factory, Inc., a national candy specialty chain. From 1969 to 1980, Mr. Berner was founder and President of Fashion Conspiracy, a 280 store junior apparel chain. He previously served on the Board of Directors of The Clothestime, Inc. and Edison Brothers Stores, Inc. In addition to serving on the Board of Directors of the Company, Mr. Berner is a Director of Hot Topic (Nasdaq), a teen specialty retail chain, and a Director of Barbeques Galore (Nasdaq) the nation’s largest barbeque chain store.

John M. Robbins, Jr. joined the Company’s Board of Directors in 1996. Mr. Robbins currently serves as Chairman of the Board of Directors and CEO of American Residential Investment Trust, Inc. (NYSE) (“ARIT”). Prior to joining ARIT, Mr. Robbins was Chairman of the Board of Directors of American Residential Mortgage Corporation (“AMRES Mortgage”) from 1990 until 1994 and President of AMRES Mortgage from the time he co-founded it in 1983 until 1994. Mr. Robbins is also a Director of Accredited Home Lenders, the University of San Diego, and the Mortgage Bankers Association of America.

Class C Directors (term expires 2004):

Robert A. Gunst joined the Company’s Board of Directors in 1996. Mr. Gunst has more than 30 years of experience in food and retailing. Mr. Gunst currently is a private investor. Mr. Gunst had previously served as President and Chief Executive Officer of The Good Guys, Inc. (Nasdaq) from 1993 to 1999. In 1990, he became President and Chief Operating Officer of The Good Guys, Inc. while remaining a member of its Board of Directors of which he had joined in 1986. Mr. Gunst holds a Master’s Degree in Business Administration from the University of Chicago’s Graduate School of Business and a Bachelor of Arts Degree from Dartmouth College.

Michael M. Minchin, Jr. joined the Company’s Board of Directors in November 1993 and assumed the role of Chairman of the Board from February 1994 to December 1997. From May 1992 to November 1993, Mr. Minchin served as an independent consultant to Sizzler International, Inc. (NYSE) a restaurant company, and several other publicly held restaurant chains. Prior to that, Mr. Minchin served as the Executive Vice President of Sizzler International from May 1980 to May 1992. Mr. Minchin received a Bachelor of Arts Degree from Stanford University and a Master’s Degree in Business Administration from Harvard University. Currently, Mr. Minchin serves as President and Managing Director of the John Douglas French Alzheimer’s Research Foundation as well as an independent consultant to several publicly held restaurant chains and business-to-business start-ups.

During the fiscal year ended September 30, 2002, the Board held seven meetings. All directors attended at least seventy-five percent of these meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MICHAEL P. MACK AND DAVID NIERENBERG AS CLASS A DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee’s function is to review, with the Company’s independent accountants and management, the results of the examination of the Company’s financial statements by the independent accountants and the independent accountants’ opinion. The Audit Committee also approves all professional services performed by the independent accountants, recommends the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically reviews the Company’s accounting policies and internal accounting and financial controls. For fiscal 2002, the members of the Audit Committee were Messrs. Berner, Gunst, and Nierenberg. The Audit Committee held 4 meetings; during the fiscal year ended September 30, 2002. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE”.

The Compensation Committee’s function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock option grants. During fiscal 2002, the members of the Compensation Committee were Messrs. Gunst, Minchin and Nierenberg. The Compensation Committee held three meetings during the fiscal year ended September 30, 2002. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE.”

The Nominating and Governance Committee’s function is to identify and select potential candidates for the Company’s Board of Directors. In addition, the Nominating and Governance Committee recommends corporate governance principles and code of corporate conduct. This Committee was formed in November of 2002, and the members are Messrs. Berner, Minchin and Robbins. This Committee held no meetings in fiscal year 2002 and is currently in the process of finalizing its charter

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company as of September 30, 2002 are as follows (in alphabetical order with CEO/President listed first):

Name	Age	Position
Michael P. Mack	51	President and Chief Executive Officer
Walter J. Carucci	52	Vice President of Development and Construction
Lloyd Fritzmeier	58	Executive Vice President of Marketing
Kenneth J. Keane	46	Vice President of Human Resources
R. Gregory Keller	54	Senior Vice President of Operations
David W. Qualls	57	Chief Financial Officer and Secretary

Michael P. Mack co-founded the Company in 1983 and was the President and Chief Operating Officer from the Company’s inception until April 1991 and the Chief Executive Officer from September 1990 to April 1991. Mr. Mack assumed the role of Chairman of the Board of Directors in December 1997. Mr. Mack has also been a director of the Company since its inception. Since February 1994, Mr. Mack has been the Company’s President and Chief Executive Officer. From April 1991 to February 1994, Mr. Mack served as the President of MPM Management, Inc., a consulting firm. Prior to joining the Company, from 1977 to 1983, Mr. Mack worked for Bain & Company, a management consulting firm, where he specialized in the development and implementation of business strategies. Mr. Mack received a B.A. from Brown University and a M.B.A. from Harvard University.

Walter J. Carucci joined the Company in July 2002 as Vice President of Development and Construction. From February 2000 to July 2002, Mr. Carucci served as an independent consultant in the fields of Real Estate, Development and Construction Services to various retail and restaurant clients. In addition to his duties as a consultant, he was Director of Retail Real Estate for Stiles Corporation in Nashville, Tennessee. From November 1994 to February 2000, Mr. Carucci served as Vice President of Development for Al Copeland Investments in New Orleans, Louisiana. From December 1987 to November 1994, Mr. Carucci served as Vice President of Development for Black-Eyed Pea U.S.A., Inc., a multi-concept, chain restaurant company. Mr. Carucci received a B.A. in Architecture from Clemson University, is a member of the American Institute of Architects and presently is registered with the State of Texas Board of Architectural Examiners. Also, he holds an Affiliate Brokers License in the State of Tennessee.

Lloyd J. Fritzmeier joined the Company in September 2002 as Executive Vice President of Marketing. Prior to joining the Company, from 1991 to 2002, Mr. Fritzmeier served as President and Chief Executive Officer of Arby’s Franchise Association (AFA), which operates as the marketing arm for over 3,200 domestic restaurants. Prior to AFA, Mr. Fritzmeier served in various marketing capacities with Marketing Corporation of America, ITT Continental Biking, Standard Brands, J. Walter Thompson, and Henderson Advertising. Mr. Fritzmeier received a B.B.A. from the University of Miami and a M.B.A. from Columbia University in New York City.

Kenneth J. Keane has served as the Vice President of Human Resources since November 1998. Mr. Keane joined the Company in 1986 as a restaurant manager. During his employment with the Company he has served as Director of Operations, Director of Training and Executive Director of Human Resources. Prior to his joining the

Company, Mr. Keane worked in restaurant management for ten years. Mr. Keane received a certificate in Human Resources from San Diego State University in 1996.

R. Gregory Keller joined the Company in June 1991 as Vice President of Operations. From January 1991 to June 1991 prior to joining the Company, Mr. Keller served as a consultant to the Company. From June 1990 to January 1991, Mr. Keller served as an independent consultant. From June 1971 to June 1990, Mr. Keller served as a divisional Vice President of Operations of Paragon, Inc., a restaurant company, where he managed operations for 33 restaurants. Mr. Keller received a B.S. from Northern Illinois University.

David W. Qualls joined the Company in November 1985 as Chief Financial Officer and Secretary. From 1982 to 1985, Mr. Qualls served as Vice President of Finance and Administration and Chief Financial Officer of Diatek, Inc., a medical electronics company. Mr. Qualls received a B.A. from California State University at Fresno and a M.B.A from the University of Virginia.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information for the fiscal years ended September 30, 2002, 2001 and 2000 concerning the compensation of the Chief Executive Officer of the Company, certain key executive officers and the executive officers of the Company whose salary and bonus for the year ended September 30, 2002, exceeded $100,000. (Information is in alphabetical order with the CEO/President listed first).

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary	Bonus	Long-Term Compensation Awards	All Other Compensation(2)
				Securities Underlying Options(1)
Michael P. Mack(3)	2002	$334,750	$45,000	27,500	$30,500
Chief Executive Officer,	2001	$334,750	$—	—	$29,000
President	2000	$324,026	$—	33,000	$20,000

Walter J. Carucci(4)	2002	$34,416	$—	25,000	$1,900
Vice President of Development and Construction

Lloyd J. Fritzmeier(5)	2002	$23,334	$—	60,000	$2,342
Executive Vice President of Marketing

Kenneth J. Keane(6)	2002	$133,900	$30,000	15,000	$21,300
Vice President of Human Resources	2001	$133,900	$—	—	$21,000
	2000	$128,383	$—	6,000	$10,950

R. Gregory Keller(7)	2002	$198,275	$62,500	17,500	$27,200
Vice President of Operations	2001	$198,275	$—	—	$27,200
	2000	$192,026	$—	13,000	$20,000

David W. Qualls(8)	2002	$236,900	$62,500	20,000	$28,400
Chief Financial Officer,	2001	$236,900	$—	—	$26,000
Secretary	2000	$228,970	$—	17,000	$20,000

(1)	Consists of grants actually earned in fiscal year 2001 and subsequently granted in fiscal year 2002.
(2)	Consists of deferred compensation matches and automobile allowances.
(3)	Granted an increase in annual salary to $350,000 effective January 1, 2003.

(4)	2002 salary based on employment start date of July 22, 2002. Annual salary for 2003 is $160,000. Options were granted on employment date.
(5)	2002 salary based on employment start date of September 3, 2002. Annual salary for 2003 is $280,000. Options were granted on employment date.
(6)	Granted an increase in annual salary to $155,000 effective January 1, 2003.
(7)	Granted an increase in annual salary to $215,000 effective January 1, 2003.
(8)	Granted an increase in annual salary to $250,000 effective January 1, 2003.

The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the year ended September 30, 2002 to the persons named in the Summary Compensation Table. (Information is in alphabetical order with the CEO/President listed first):

OPTION GRANTS IN LAST FISCAL YEAR

	Individual grants in Fiscal Year 2002(1)				Potential Realized Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options (3)	% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price(3)	Expiration Date	5%	10%
Michael P. Mack	27,500	9.3	$12.15	04/24/12	$210,129	$532,509
Walter J. Carucci	25,000	8.4	$11.50	07/22/12	$180,807	$458,201
Lloyd J. Fritzmeier	60,000	20.3	$10.81	09/03/12	$407,901	$1,033,701
Kenneth J. Keane	15,000	5.1	$12.15	04/24/12	$114,616	$290,460
R. Gregory Keller	17,500	5.9	$12.15	04/24/12	$133,719	$338,869
David W. Qualls	20,000	6.8	$12.15	04/24/12	$152,821	$387,279

(1)	Grants were based on performance for fiscal year 2001, except grants to Walter Carucci and Lloyd Fritzmeier which were granted on employment date.
(2)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 2002 at $12.15 would yield profits of $7.64 per share at 5% appreciation over ten years, or $19.36 per share at 10% appreciation over the same period.

(3)	All options were granted at market value on the date of grant. All options vest equally at 1/36 per month over 36 months.

The following table provides information concerning exercises of options to purchase the Company’s Common Stock during the fiscal year ended September 30, 2002, and unexercised options held as of September 30, 2002 by the persons named in the Summary Compensation Table. (Information is in alphabetical order with the CEO/President listed first):

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

	Shares Acquired on Exercise		Value Realized (3)	Number of Securities Underlying Unexercised Options at 9/30/02		Value of Unexercised In-The-Money Options at 9/30/02(1)(2)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable
Michael P. Mack	—		$—	248,686	35,814	$210,404	18,816
Walter J. Carucci	—		$—	2,085	22,915	$—	—
Lloyd J. Fritzmeier	—		$—	1,667	58,333	$—	—
Kenneth J. Keane	—		$—	27,023	14,811	$7,350	3,411
R. Gregory Keller	—		$—	128,802	19,698	$131,335	7,385
David W. Qualls	2,000	(4)	$8,375	90,169	23,331	$38,139	9,671

(1)	Values are net of exercise price.
(2)
The value of “in-the-money” stock options represents the difference between the exercise price of such option and the fair market value of $9.46 per share of Common Stock as of September 30, 2002, the closing price of the Common Stock reported on the Nasdaq National Market on such date.

(3)
Amounts shown represent the value realized upon the exercise of stock options during the year ended September 30, 2002, which equals the difference between the aggregate exercise price of the options and the closing market price of the underlying Common Stock on the date preceding the exercise date.

(4)	Pursuant to a divorce decree, Janet Qualls, Mr. Qualls’ ex-wife, exercised these options. Mr. Qualls, had no pecuniary interest in sale.

Compensation of Directors

The non-employee directors of the Company each receive $20,000 per year as a cash compensation for attendance at Board of Directors and committee meetings. Additionally, the directors of the Company are reimbursed for expenses incurred in connection with attendance at Board of Directors or committee meetings. Each non-employee director remaining in office is granted an option to purchase 7,500 shares of Common Stock annually in addition to an initial grant of 10,000 options upon joining the Board.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the year ended September 30, 2002, executive compensation was administered by the Compensation Committee comprised of three non-employee directors of the Company, Messrs. Gunst, Minchin and Nierenberg. Mr. Mack, the Company’s President and Chief Executive Officer, participated in the deliberations of the Compensation Committee regarding executive compensation that occurred during fiscal 2002, but did not take part in deliberations regarding his own compensation. Mr. Mack’s participation in the deliberations of the Compensation Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding the appropriate levels of compensation for the Company’s officers.

Certain Relationships and Related Transactions

The Company has entered into employment agreements with certain of its officers. See “Employment Contracts and Termination of Employment and Change in Control Agreement.”

The Company’s officers and directors are indemnified pursuant to certain provisions of Delaware General Corporation Law, the Company’s charter documents and indemnification agreements with the Company. The indemnification agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

The Company’s policy has been and continues to be that all transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company’s Board of Directors and by a majority of the disinterested members of the Company’s Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

Employment Contracts and Termination of Employment and Change in Control Arrangement

The Company entered into employment agreements with Michael Mack, Chief Executive Officer and President, David Qualls, Chief Financial Officer and Secretary, Gregory Keller, Vice President of Operations in July 1997, and with Kenneth Keane, Vice President of Human Resources in November 1998, and with Walt Carucci, Vice President of Development and Construction in July 2002, and with Lloyd Fritzmeier, Executive Vice President of Marketing in September 2002. Under the respective employment agreements, the minimum base annual salary for Mr. Mack is $250,000, for Mr. Qualls is $170,000, for Mr. Keller is $150,000, for Mr. Keane is $120,000, for Mr. Carucci is $160,000 and for Mr. Fritzmeier is $280,000. Furthermore, these employment agreements provide that upon termination of these employees without cause, the Company is obligated to pay a severance equal to one half of the then current annual salary of the terminated employee along with certain other benefits. Additionally, in the event of a termination without cause following a change of control, the employment agreements provide for a severance equal to two years of base salary plus two years of bonus.

In the event any such severance payment becomes necessary, the amount of such payment will be based upon the current salary and bonus figures set forth in the Summary Compensation Table.

In the event of a change in control, as defined under the Company’s 1998 Option Plan, any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the change in control. The Company’s other stock option plans also contain provisions that could lead to the vesting and exercisability of all outstanding options prior to a change in control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were timely complied with during the fiscal year ended September 30, 2002, provided, however, that David Nierenberg, a member of the Company’s Board of Directors, did not timely report the indirect acquisition of 2,000 shares of common stock in December, 2001. Mr. Nierenberg subsequently disclosed this acquisition in a Form 5 filed in November, 2002.

REPORT OF THE COMPENSATION COMMITTEE

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) assists the Board in fulfilling its responsibilities for the compensation of the Company’s officers and directors. The Compensation Committee is comprised of three outside independent directors, Robert Gunst, Michael Minchin and David Nierenberg. Its charter is to review and approve the Company’s total compensation philosophy, evaluate and approve compensation for the Chief Executive Officer and other key executives, directors, and officers, and oversee the general employee benefits programs and policies as well as the Company’s employee stock option plans. During fiscal 2002, the Compensation Committee held three formal meetings.

Compensation and Benefits Philosophy and Strategy

The Compensation Committee has a very simple objective: to reward the officers of the Company to the extent that they build sustainable shareholder value. In plain language, this means that when the Company and its shareholders do well, the Compensation Committee’s job is to reward executive management appropriately; when the Company and its shareholders do not do well, the Compensation Committee’s job, again, is to reward executive management appropriately. The twin objectives of compensation are to attract and retain the best executives possible to develop and implement the Company’s strategy and to use all appropriate forms of compensation to motivate executive management by making it clear that the Committee rewards performance and only performance.

The tools at the Committee’s disposal for meeting these two objectives include salaries, cash and stock incentive compensation, stock ownership programs, deferred compensation, and other benefits. Philosophically, the Compensation Committee believes that equity ownership, including stock options, by executive management should motivate management powerfully to maximize shareholder value, though the Compensation Committee concedes that it is difficult to find confirmation of this belief since Garden Fresh Restaurant Corp. has been a public company. Therefore the Compensation Committee has been flexible in utilizing whatever forms of compensation prove most motivational to the Company’s executive management team.

To demonstrate that the Compensation Committee and the Board of Directors were serious about paying for performance, in fiscal 2001, when the Company’s performance did not meet Board expectations, the Compensation Committee and the Board gave no raises, no bonuses and awarded no stock options to executive management. Fiscal 2002, however, was a different story, as Garden Fresh increased its earnings per share from $0.42 to $0.96. To reward executive management for this substantial improvement in performance, the Compensation Committee recommended, and the Board of Directors approved, the issuance of stock options to purchase 80,000 shares of Common Stock, a $200,000 cash bonus pool, and a 7% salary increase. The individual details of these performance rewards are set forth in the Summary Compensation Table which appears elsewhere in this proxy statement.

Future raises, cash bonuses, and stock option grants, to the extent awarded, will be a function of the Company’s performance against annual and longer term financial and operational objectives. Specifically, the Compensation Committee and the Board of Directors would like to motivate and reward executive management to attempt to reach two goals over a five year period: to increase the Company’s return on equity to 15% and to increase the Company’s earnings per share by 20% per year. There can be no guarantee that these multi-year goals will be met. The Compensation Committee and the Board will, however, monitor executive performance diligently with the goal of tying compensation with performance to achieve ongoing and sustainable growth in shareholder value.

Chief Executive Officer Compensation

The criteria used to determine the Chief Executive Officer’s compensation is based upon a combination of the Company’s financial performance as well as the realization of other operational objectives set out by the Board. In connection with the Company’s performance in fiscal 2002, the Company’s Chief Executive Officer, Michael Mack, was granted an option to purchase 27,500 shares of Common Stock, received a cash bonus of $45,000 and received a 7% increase to his base salary.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain “named executive officers” (as defined in the Code) in a taxable year. The Company may deduct compensation above $1 million if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that the stock options granted by the Compensation Committee under the Company’s existing stock option plans qualify as “performance-based compensation.”

COMPENSATION COMMITTEE

Robert A. Gunst
Michael M. Minchin, Jr.
David Nierenberg

REPORT OF THE AUDIT COMMITTEE(1)

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2002.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from the Company and its related entities, and has discussed with KPMG LLP their independence from the Company.

The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on June 9, 2000. Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of National Association of Securities Dealers.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

AUDIT COMMITTEE

Edgar F. Berner
Robert A. Gunst
David Nierenberg

(1)
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing in the cumulative total return on the Company’s Common Stock with the cumulative total return of the Nasdaq National Market and the Dow Jones Industry Group for Restaurants for the period commencing on September 30, 1996 (1) and ending on September 30, 2002.

Comparison of Cumulative Total Return from September 30, 1997 through September 30, 2002.

Garden Fresh Restaurant Corp., Index for Nasdaq National Market and Dow Jones Industry Group for Restaurants

	9-30-97	9-30-98	9-30-99	9-30-00	9-30-01	9-30-02
Garden Fresh	$100.00	$100.00	$103.81	$79.24	$46.03	$64.14
Nasdaq National Market	100.00	100.48	162.91	217.88	88.91	69.53
Dow Jones Industry Group for Restaurants	100.00	108.15	143.63	108.83	109.84	101.03

(1)
Assumes that $100.00 was invested on September 30, 1997, in the Company’s Common Stock at a price of $14.75 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors of the Company has selected KPMG LLP to serve as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 2003. A representative of KPMG LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

During the fiscal year ended September 30, 2002, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements were $114,000.

Tax Fees

During the fiscal year ended September 30, 2002, the aggregate fees billed by KPMG LLP for tax related services were $64,971.

Financial Information Systems Design and Implementation Fees

During the fiscal year ended September 30, 2002, the Company did not incur any information systems design or implementation fees from services provided by KPMG LLP.

All Other Fees

During the fiscal year ended September 30, 2002, the aggregate fees billed by KPMG LLP for all other professional services rendered on behalf of the Company were $244,000 including audit related services of $19,000 and non-audit services of $225,000. Other audit related fees include items such as fees for services rendered in connection with the preparation and filing of registration statements, audits of employee benefit plans, and consultation on accounting standards or transactions. Non-audit services related to KPMG LLP included the following items only: providing assistance to management with respect to reviewing post system implementation controls and in providing management benchmarks and workflow analysis relating to the Lawson system implementation. The Lawson system implementation was completed by management with the implementation services provided by Lawson.

The Audit Committee has determined the rendering of all non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be included in the Company’s proxy statement for the next Annual Meeting of Stockholders of the Company must be received by the Company at its offices at 15822 Bernardo Center Drive, Suite A, San Diego, CA, 92127, not later than October 1, 2003, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting.

Pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the next Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to December 15, 2003, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the proxy statement prepared for the next annual meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,
DAVID W. QUALLS Chief Financial Officer and Secretary
Dated: January 30, 2003

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

GARDEN FRESH RESTAURANT CORP.

15822 BERNARDO CENTER DRIVE, SUITE A
SAN DIEGO, CA 92127

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints David W. Qualls and Michael P. Mack as proxies, each with full power of substitution, and hereby authorizes them or either of them to represent and to vote as designated below all the shares of Common Stock of Garden Fresh Restaurant Corp., held of record by the undersigned on January 10, 2003 at the Annual Meeting of Stockholders to be held March 7, 2003 or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES LISTED AS DIRECTORS AND "FOR" ITEM 2 ON THE REVERSE SIDE. ANY PROXY WHICH IS RETURNED CONTAINING A DIRECTION TO VOTE WITH RESPECT TO A MATTER AS TO WHICH THE STOCKHOLDER IS NOT ENTITLED TO VOTE WILL BE DISREGARDED WITH RESPECT TO THAT PARTICULAR MATTER.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example ☒

1. Election of two Class A Directors

NOMINEES: (01) Michael P. Mack and (02) David Nierenberg	FOR ☐	WITHHELD ☐	2. Ratification of appointment of independent accountants	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐ (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE.
Please sign exactly as your name appears on your stock certificate. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held of record by a corporation, please sign in full corporate name by president or other authorized officer. Partnerships should sign in partnership name by an authorized signatory.

Signature: Date: Signature: Date: